News Release

For Immediate Release

Investor Contact:

Steven J. Craig

Sr. Vice President Investor Relations and Administration

713-229-6300

DUNE PROVIDES 2009 OPERATIONAL AND CAPITAL FORECAST

Houston, Texas, April 6, 2009 – Dune Energy, Inc. (NYSE AMEX:DNE) details first quarter and full year operational plans by field area. This update is a revision of prior guidance based on current commodity prices and available capital.

Comite Field, Baton Rouge Parish, Louisiana

Dune recently successfully recompleted the Cobb #1, flowing at approximately 3.1 Mmcfe/day from the Tuscaloosa sand below 17,456 feet. Dune has a 100% interest in this project.

Chocolate Bayou, Brazoria County, Texas

The Wieting #30 well was successfully completed in the Andrau sand in March of 2008 at rates above 8 Mmcfe/day. Dune operates the well with a 100% working interest. The well is currently flowing approximately 1 Mmcfe/day, with significant water cut coming from a lower wet sand. In April we plan to shut the well in and rework the zone to shut off the extraneous water production. The operation should take approximately 20 days at a cost of $750,000. Production after the workover is anticipated to approximate 5 Mmcfe/day. In the second quarter, we anticipate commencing drilling the Wieting #32, targeting the 12,000 S sand at 12,200 feet. Potential reserves attributable to this well are approximately 5.6 Bcfe. Total drilling and completion costs are estimated at $6.7 million with anticipated initial production rates of approximately 6 Mmcfe/day, commencing in the fourth quarter. Additionally, during the fourth quarter Dune plans to commence drilling the Wieting #33 to test the Andrau sand updip to prior production, and deepen the well to the IP Farms interval at 14,700 feet. Gross reserves for the Andrau target are 3.1 Bcfe and 30 Bcfe for the deeper IP farms zone. Dune estimates a dry hole cost of $7.7 million, and will retain a 50% working interest.

Alvin Townsite Chambers County, Texas

Dune participated with a 15% working interest in this non-operated sidetrack attempt with gross reserve potential of 5 Bcfe. The operator abandoned its efforts on the sidetrack once drill pipe became stuck below 9,300 feet. Dune has proposed taking over operations on this project to deepen the well to approximately 10,500 feet. Gross costs to complete the sidetrack are $1.3 million and Dune anticipates maintaining approximately a 50% working interest. The new operation is anticipated to spud in the second quarter with production commencing by the fourth quarter of 2009.

Garden Island Bay, Plaquemines Parish, Louisiana

In the fourth quarter, we anticipate reactivating the development/exploitation program with one or two new wells prior to year end, and continuing with 3-4 additional wells in 2010. Typically these wells cost $3-6 million each and initial production is 2-4 Mmcfe/day. Dune has formed a 4,900 acre AMI with a private entity to market a 20,000 foot sub-salt well to industry participants. The 3-D seismic data over the dome has been reprocessed and converted to depth via a reverse time migration algorithm in support of this prospect. Drilling would not be anticipated until late 2009 or 2010, depending on obtaining an industry partner. Dune would retain a minimum of a 15% working interest in this high potential sub-salt prospect.

Bateman Lake St. Mary Parish, Louisiana

Dune has entered a partnership with private parties whereby at least one well per year will be drilled on this acreage. On wells proposed by such parties, Dune can either maintain a carried working interest of 20% or participate for up to a 33% working interest. Dune maintains its full 100% working interest in all existing well bores and PUD locations. Should Dune propose a well outside existing PUD locations, such parties can participate for up to a 33% working interest. We anticipate 2-3 wells to be drilled under this program in 2009 based on recent evaluations of 3-D seismic data and the ongoing area wide field reservoir analysis.

Leeville Field, Lafourche Parish, Louisiana

Similar to Bateman Lake, Dune has an exploration/development agreement with a private entity whereby Dune can participate in proposed wells or maintain a carried working interest. We anticipate 1-2 new wells to be drilled under this program in 2009.

Bayou Couba, St. Charles Parish, Louisiana

Since September of 2007, Dune has been operator of the production at the Bayou Couba field. The production is on the 1,319 acre DSCI lease, located in the center of an approximately 11,500 acre joint development area with an integrated major oil company partner. This joint development area agreement has been allowed to expire by its terms. As a result of this, Dune has temporarily suspended its efforts to find a partner for drilling the Bella Luna prospect. Dune maintains its interests in the DSCI lease and related production, along with an additional 2,498 acres under lease. Management believes this area is highly prospective and we plan to complete our prospect evaluations in and around the dome and anticipates that we will propose additional activity in the area as appropriate.

Other Fields

Depending on available capital and commodity price forecasts we have additional proved undeveloped (PUD) locations to drill at Live Oak Field (Vermilion Parish, Louisiana), Murphy Lake Field (Iberville Parish, Louisiana) and Toro Grande Field (Jackson County, Texas).

Production Volumes and Capital Program

Current production is approximately 28 Mmcfe/day. First quarter production is anticipated to average between 24 and 26 Mmcfe/day. First quarter was negatively impacted by the increased water production at Chocolate Bayou, a shut in of a saltwater disposal well at Bateman Lake Field, and normal reservoir declines. The workover of the Wieting #30, a new salt water disposal well at Bateman Lake, along with several workovers within various fields, should result in second and third quarter production averaging 27-31 Mmcfe/day. In the fourth quarter, we anticipate production to increase to between 34 and 38 Mmcfe/day. This would result in production essentially flat with 2008’s 11.4 Bcfe or 31 Mmcfe/day. The capital program for the listed wells would be approximately $22-25 million. This capital and resultant production should allow the Company to maintain its required liquidity under our various credit agreements and make all interest payments. The upside potential of all of our projects is being preserved. As we see improvements in commodity prices, we have numerous projects that can be accelerated to increase production volumes and reserves.

James A. Watt, President and Chief Executive Officer stated, “The 2009 program is designed to maximize cash flow while preserving all upside opportunities. At a minimum, the program is also designed to replace production. Additional projects can be added depending upon available cash and commodity prices. We remain committed to managing our available cash flow and upside opportunities to create long term value for all our stakeholders”.

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FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune’s Annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

SOURCE Dune Energy, Inc.

CONTACT: Investors, Steven J. Craig, Sr. Vice President Investor Relations and Administration, Dune Energy, Inc., +1-713-229-6300.

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